Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2012

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 12, 2012--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2012.

Canterbury Park Holding Corporation (the “Company”) reported income before income taxes of $387,875, income tax expense of $185,841 and net income of $202,034 for the three months ended September 30, 2012 compared to a loss before income taxes of $298,357, income tax benefit of $528,489 and net income of $230,132 for the same period in 2011. Net revenues for the quarter increased 27.1% to $13,876,292 compared to $10,917,762 for the same period in 2011. For the nine months ended September 30, 2012, net income was $568,002 on net revenues of $35,449,086 compared to net income of $92,631 on revenues of $30,891,092 for the same period in 2011. Diluted earnings per share for the 2012 third quarter were $.05 compared to $.06 for the third quarter of 2011, and diluted earnings per share for the nine months ended September 30, 2012 were $.14 compared to $.02 for the same nine month period in 2011. In addition, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) increased $692,692, or 40.1%, and also increased as a percentage of net revenues to 6.8% from 5.6% for the nine months ended September 30, 2012 compared to the same period in 2011.

The increase in net revenues in the 2012 third quarter reflects several factors. First, the quarterly results compare favorably to the same period in 2011 due primarily to the state government imposed shutdown of operations from July 1 to July 20 in 2011 that closed the agency that regulates gaming and racing operations. In addition, our 2012 third quarter results reflect revenue increases attributable to legislation passed in May of 2012 as well as the Cooperative Marketing Agreement that the Company reached with the Shakopee Mdewakanton Sioux Community (“SMSC”) in June 2012. The overall revenue increase for the quarter of 27.1% reflects an increase in Card Casino revenues of 26.2%, pari-mutuel revenues of 21.6% and food and beverage revenues of 32.5% when compared to the 2011 third quarter. For the nine months ended September 30, 2012, the increase in net revenues of 14.8% as compared to the same period in 2011 represents a 10.0% increase in pari-mutuel revenues, a 13.0% increase in Card Casino revenues and a 22.9% increase in food and beverage revenues. Operating expenses also increased in the third quarter and nine month periods, increasing $2,272,465, or 20.3%, and $3,771,789, or 12.3%, as compared to respective periods in 2011.

Further detail regarding Company results for the third quarter and first nine months of 2012 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on November 14, 2012 with the Securities and Exchange Commission.

Randy Sampson, President and Chief Executive Officer of Canterbury Park Holding Corporation commented: “We are pleased with our results for both the quarter and nine months ended September 30, 2012. As expected, revenues and net income before taxes for both the quarter and nine months ended September 30, 2012 increased compared to the same periods in 2011 due to the state government imposed shutdown of operations that occurred during the third quarter of 2011. More importantly, these results provide the first tangible indication of the revenue gains we expect from the positive business developments that occurred earlier this year. As a result of legislation passed in May, we are now able to expand the number of tables in our Card Casino, increase our poker betting limits and offer unlimited poker tournaments, which has resulted in increased revenues. Our improved financial position allowed us to issue a $.25 per share dividend in July of 2012 for the first time in four years. Also, during our live race meet, purse enhancements of over $2.5 million were paid to our horsemen from the SMSC purse enhancement fund. This commitment to the horse industry by SMSC will total approximately $75 million over a ten-year term,” Mr. Sampson said.

“The increased purses resulted in improved racing, highlighted by the first ever running of the Mystic Lake Derby. The improved quality of racing combined with additional marketing expenditures from the Cooperative Marketing Agreement to increase fan support for our 2012 live race meet,” Mr. Sampson said. As a result, the Company set a record average daily attendance of 6,595 and an increase in average daily wagering on our live races of 12.9%. “While it will take several years to fully realize all the benefits from these new opportunities with SMSC, early indications are that the Company has secured a long-term future for both Canterbury Park and the Minnesota horse racing industry,” Mr. Sampson said.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2012 live race meet began on May 18th and ended September 3rd. In addition, Canterbury Park’s Card Casino hosts card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011

Operating Revenues, (net)	$13,876,292	$10,917,762	$35,449,086	$30,891,092

Operating Expenses	$13,489,713	$11,217,248	$34,350,898	$30,579,109

Non-Operating Income, (net)	$1,296	$1,129	$4,635	$3,159

Income (Loss) before Income Taxes	$387,875	($298,357)	$1,102,823	$315,142

Income Tax (Expense) Benefit	($185,841)	$528,489	($534,821)	($222,511)

Net Income	$202,034	$230,132	$568,002	$92,631

Basic Net Income Per Common Share	$0.05	$0.06	$0.14	$0.02

Diluted Net Income Per Common Share	$0.05	$0.06	$0.14	$0.02

RECONCILIATION OF NET INCOME TO EBITDA

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2012	September 30, 2011

Net income	$568,002	$92,631

Interest income, net of interest expense	(4,635)	(3,159)

Income tax expense	534,821	222,511

Depreciation	1,318,617	1,412,130

EBITDA	$2,416,805	$1,724,113

CONTACT:
Canterbury Park Holding Corporation
Randall D. Sampson, 952-445-7223
Chief Executive Officer